UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 6, 2008
TRIAD FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation)	333-126538 (Commission File Number)	33-0356705 (IRS Employer Identification No.)
7711 Center Avenue, Suite 100
Huntington Beach, California 92647
(Address of principal executive offices, including zip code)
(714) 373-8300
(Registrant’s telephone number, including area code)
n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 5.02(b) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.
     On May 6, 2008, Triad Financial Corporation (the “Company”) and certain of its subsidiaries agreed to amend (1) its Warehouse Lending Agreement, dated as of April 29, 2005, among the Company, as originator and servicer, Triad Financial Warehouse Special Purpose LLC, as seller, Triad Automobile Receivables Warehouse Trust, as borrower, The Bank of New York (as successor-in-interest to JPMorgan Chase Bank, National Association, as collection account bank, the “Collection Account Bank”), and Citigroup Global Markets Realty Corp. (“CGMRC”), as lender (as amended from time to time, the “Warehouse Lending Agreement”), and (2) its Master Residual Loan Agreement, dated as of April 29, 2005, among Triad Financial Residual Special Purpose LLC (“Residual LLC”), as borrower, the Collection Account Bank and CGMRC, as lender (as amended from time to time, the “Residual Loan Agreement”).
     The amendments to the Warehouse Lending Agreement include, among other things, that: (1) Triad will borrow a maximum of $125 million between May 6, 2008 and June 30, 2008 to purchase newly originated contracts, in addition to the amount currently drawn under the facility, which was approximately $505 million as of May 6, 2008; (2) after June 30, 2008, there will be no additional borrowings thereunder; and (3) after June 1, 2008, all collections from contracts pledged under the Warehouse Lending Agreement will be used to pay down the loans.
     The amendments to the Residual Loan Agreement include, among other things, that: (1) after May 8, 2008, there will be no new borrowings thereunder, in addition to the amount currently drawn under the facility, which is approximately $67 million on the date hereof; (2) for the period from May 6, 2008 through June 30, 2008, after payments of interest and fees, 75% of remaining collections from the securitization trusts’ residual assets will be paid to the lender in respect of principal and any amounts remaining thereafter will be distributed as set forth in the Residual Loan Agreement, including for payment to Residual LLC; and (3) after June 30, 2008, after payments of interest and fees, 100% of remaining collections from the securitization trusts’ residual assets will be paid to the lender in respect of principal and any amounts remaining thereafter will be distributed as set forth in the Residual Loan Agreement.
     The Company has a $500 million warehouse facility with Barclays Bank PLC. We have not attempted to borrow under this facility, and there can be no assurances that borrowings would be available; however, the Company believes that adequate sources of liquidity on terms acceptable to the Company would be available to the Company.
     In addition, the Company is currently in negotiations to enter into new facilities to provide alternate funding. The Company entered into a $49.5 million unsecured promissory note with one of its indirect equity holders, Hunter’s Glen/ Ford Ltd., to provide interim funding on May 11, 2008. This promissory note will accrue interest at 20% and shall be payable quarterly, on the last day of each March, June, September and December while the note is outstanding. The promissory note is due and payable the earlier of one year of its issuance and fourteen days after receipt of demand for payment. The Company and Residual LLC are also in negotiations to enter in a new residual facility with Hunter’s Glen/Ford Ltd. and GTCR Golder Rauner II, L.L.C., two of the Company’s indirect equityholders, to provide funding to replace this promissory note. This new residual facility will be secured by a second priority security interest in the securitization trusts’ residual assets pledged under the Residual Loan Agreement. Once the Residual Loan Agreement is paid in full, the new residual facility will have a first priority security interest in the securitization trusts’ residual assets.
Item 5.02(b) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On May 12, 2008, the Company received notice that each of Mr. Peter Aberg, Mr. Stuart Katz and Mr. Gaurav Seth resigned his position as a director of Triad Financial Corporation and its parent companies. Mr. Aberg, Mr. Katz and Mr. Seth had been appointed to Triad’s board by the Goldman Sachs investors, pursuant to the Stockholders Agreement dated as of April 29, 2005, among Triad Holdings Inc., our parent company, Triad Holdings, LLC and James M. Landy.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIAD FINANCIAL CORPORATION
Date: May 12, 2008	/s/ Timothy M. O’Connor
	Name:	Timothy M. O’Connor
	Title:	Senior Vice President